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Exhibit 3.5

ARTICLES OF INCORPORATION
OF
NOBLE-MET, LTD.

        Under the provisions of the Virginia Stock Corporation Act, Title 13.1, Chapter 9, of the Code of Virginia (1950), as amended, the following are the Articles of Incorporation of such corporation:

ARTICLE I. NAME

        The name of the Corporation is Noble-Met, Ltd.

ARTICLE II. CAPITAL STOCK

        The aggregate number of shares of each class of capital stock which the Corporation shall have authority to issue is as follows:

CLASS	NUMBER OF SHARES
Common	5000

ARTICLE III. REGISTERED OFFICE AND AGENT

        The post office address of the initial registered office of the Corporation is Post Office Box 90, Roanoke, Virginia 24002 and the street address of such office is 1100 Crestar Bank Building, Roanoke, Virginia 24011 in the City of Roanoke, Virginia.

        The initial registered agent of the Corporation is Donald W. Wetherington, a resident of Virginia and a member of the Virginia State Bar, whose business office and mailing address are the same as the registered office of the Corporation.

ARTICLE IV. DIRECTORS

        The number of directors constituting the Board of Directors of the Corporation is 3, and names and addresses of the persons who are to serve as the initial directors are:

NAME	ADDRESS
Paul W. Nordt, III	2501 South Clearing Road Salem, VA 24153
Paul W. Pitcher	134 Adams Street Royersford, PA 19468
John R. Freeland, II	3123-L Honeywood Lane Roanoke, VA 24014 Roanoke, VA 24014

ARTICLE V. CUMULATIVE VOTING FOR DIRECTORS

        All shareholders are entitled to cumulate their votes for directors. Thus, any shareholder is entitled to multiply the number of votes he is entitled to cast by the number of directors for whom he is entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.

ARTICLE VI—LIMIT ON LIABILITY AMD INDEMNIFICATION

        A.    Definitions.    For purposes of this Article VI, the following definitions apply:

          (1)   Expenses include counsel fees, expert witness fees and costs of investigation, litigation and appeal as well as any amounts expended in asserting a claim for indemnification.

          (2)   Liability means the obligation to pay a judgment, settlement, penalty, fine or other such obligation including, without limitation, any excise tax assessed with respect to an employee benefit plan.

          (3)   Legal entity means a corporation, partnership, joint venture, trust employee benefit plan or other enterprise.

          (4)   Predecessor entity means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise.

          (5)   Proceedings means any threatened, pending or completed action, suit, proceeding or appeal whether civil, criminal, administrative or investigative and whether formal or informal.

        B.    Limit on Liability.    In every instance permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, the liability of a director or officer of the Corporation to the Corporation or its shareholders arising out of a single transaction, occurrence or course of conduct shall be limited to one hundred dollars ($100.00).

        C.    Indemnification of Directors and Officers.    The Corporation shall indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Corporation) because he is or was a director or officer of the Corporation or because he is or was serving the Corporation or any other legal entity in any capacity at the request of the Corporation while a director or officer of the Corporation, against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses as are incurred because of his willful misconduct or knowing violation of the criminal law. Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this paragraph C is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in paragraph D of this Article VI; provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him to repay the same if it is ultimately determined that he is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that a director or officer acted in such a manner as to make him ineligible for indemnification. The Corporation is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this paragraph C.

        D.    Indemnification of Others.    The Corporation may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to paragraph C, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and may contract in advance to do so. The determination that indemnification under this paragraph D is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action if the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person's rights under paragraph C of this Article VI shall be limited by the provisions of this paragraph D.

        E.    Miscellaneous.    Every reference in this Article VI to persons who are or may be entitled to indemnification shall include persons who formerly occupied any of the positions referred to and their respective heirs, executors and administrators. Special legal counsel selected to make determinations under this Article VI may be counsel for the corporation. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to extent he is indemnified by another, including an insurer. The Corporation is authorized to purchase and maintain insurance against any liability it may have under this Article VI or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation's power to indemnify against such liability. The provisions of this Article VI shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above. If any provision of this Article VI or its application to any person or circumstances is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article VI, and to this end the provisions of this Article VI are severable.

        F.    Application; Amendments.    The provisions VI shall be applicable from and after its even though some or all of the underlying conduct relating to a proceeding may have occurred before adoption. No amendment, modification or repeal of Article VI shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

Noble-Met, Ltd.
By:	/s/ F.B. WEBSTER BAY F. B. Webster Bay, Incorporator

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF NOBLE-MET, LTD.

ONE

        The name of the Corporation is Noble-Met, Ltd.

TWO

        The Articles of Incorporation of the Corporation are amended by deleting existing Article II in its entirety and replacing it with the following:

ARTICLE II. CAPITAL STOCK

        The aggregate number of shares of each class of capital stock which the Corporation shall have authority to issue is as follows:

CLASS	NUMBER OF SHARES
Common (no par value)	5,000,000

THREE

        Except for the above amendment, the Articles of Incorporation of the Corporation, as amended, shall remain unchanged.

FOUR

        The foregoing amendment was adopted by the unanimous consent of the Board of Directors and Shareholders of the Corporation, which consent was effective as of December 18, 1996.

        The undersigned President declares and certifies that the facts herein stated arc true as of 12/18, 1996.

NOBLE-MET. LTD.
By	/s/ JOHN R. FREELAND John R. Freeland, President

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF NOBLE-MET, LTD.

ONE

        The name of the Corporation is Noble-Met, Ltd.

TWO

        The Articles of Incorporation of the Corporation are amended by deleting existing Article V in its entirety and replacing it with the following:

ARTICLE II. PREEMPTIVE RIGHTS

        Shareholders of the Corporation shall not have the preemptive right to acquire unissued shares of the Corporation.

THREE

        Except for the above amendment, the Articles of Incorporation of the Corporation, as amended, shall remain unchanged.

FOUR

        The foregoing amendment was adopted by the unanimous consent of the Board of Directors and Shareholders of the Corporation, which consent was effective as of January 1, 1997.

        The undersigned President declares and certifies that the facts herein stated are true as of April 22, 1997.

NOBLE-MET, LTD.
By	/s/ JOHN R. FREELAND John R. Freeland, President

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ARTICLES OF INCORPORATION OF NOBLE-MET, LTD.
ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF NOBLE-MET, LTD.
ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF NOBLE-MET, LTD.